Exhibit 99.5

FIRST AMENDMENT

FIRST AMENDMENT, dated as of January 21, 2010 (this “Amendment”), to the Amended and Restated Credit Agreement, dated as of July 2, 2009 (the “Credit Agreement”), among Petroleum Heat and Power Co., Inc., a Minnesota corporation (the “Borrower”), the other Loan Parties, JPMorgan Chase Bank, N.A., a national banking association, as an LC Issuer and as the administrative agent (the “Administrative Agent”), Bank of America, N.A., as syndication agent and as an LC Issuer, RBS Citizens, N.A., as documentation agent, Société Générale and PNC Bank, National Association, as senior managing agents, and the lenders from time to time party thereto (the “Lenders”).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has requested that the Credit Agreement be amended as set forth herein; and

WHEREAS, the Required Lenders are willing to agree to this Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. Amendment to Section 1.1. The definition of “Consolidated Fixed Charges” in Section 1.1 of the Credit Agreement is hereby amended as of the Effective Date to read as follows:

“Consolidated Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense, plus scheduled principal payments on Indebtedness made during such period, plus dividends or distributions paid or made during such Period by the Parent, plus Capitalized Lease payments, plus cash contributions to any Plan (provided that no greater than $3,200,000 of such cash contributions in respect of any 2009 Plan year made during the 2010 Fiscal Year shall be included for purposes of this definition), all calculated for the Parent and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated Fixed Charges for any period (each, a “Reference Period”), (i) if at any time during such Reference Period, the Parent or any Subsidiaries shall have made any Material Disposition, Consolidated Fixed Charges for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition occurred on the first day of such Reference Period and (ii) if during such Reference Period, the Parent or any Subsidiaries shall have made a Material Acquisition, Consolidated Fixed Charges for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition: “Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Parent and its Subsidiaries in excess of $500,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Parent and the Subsidiaries in excess of $500,000.

Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the “Effective Date”): The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of each of (i) the Loan Parties and (ii) the Required Lenders. The Administrative Agent shall have received (i) payment, for distribution to each Lender that has signed and delivered this Amendment to the Administrative Agent by no later than 5:00 p.m., Eastern Standard Time, on Friday, January 15, 2010, of an amendment fee equal to 0.05% of the Commitment of such Lender then in effect as of the date hereof and (ii) payment of all costs, internal charges and reasonable out-of-pocket expenses for which invoices have been presented on or before the date hereof, which are required to be paid in connection with this Amendment pursuant to Section 9.6 of the Credit Agreement.

Representations and Warranties. Each Loan Party hereby represents and warrants that (a) each of the representations and warranties contained in Article V of the Credit Agreement shall be, after giving effect to this Amendment, true and correct in all material respects as if made on and as of the Effective Date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that each reference to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement after giving effect to this Amendment and (b) after giving effect to this Amendment, no Default shall have occurred and be continuing.

Effects on Credit Documents. (a) Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTIONS 16.2 AND 16.3 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

Amendments; Execution in Counterparts. (b) This Amendment shall not constitute an amendment of any other provision of the Credit Agreement not referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Loan Parties that would require a waiver or consent of the Required Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Loan Parties, the Administrative Agent and the Required Lenders. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including by means of facsimile or electronic transmission, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

BORROWER:

PETROLEUM HEAT AND POWER CO., INC.

By:
Name:	Richard F. Ambury
Title:	Chief Financial Officer, Treasurer & Secretary

OTHER LOAN PARTIES:

STAR GAS FINANCE COMPANY
TG&E SERVICE COMPANY, INC.
STAR ACQUISITIONS, INC.
PETRO HOLDINGS, INC.
MEENAN OIL CO., INC.
MEENAN HOLDINGS OF NEW YORK, INC.
REGIONOIL PLUMBING, HEATING AND COOLING CO., INC.
PETRO PLUMBING CORPORATION
MINNWHALE LLC
ORTEP OF PENNSYLVANIA, INC.
RICHLAND PARTNERS, LLC
COLUMBIA PETROLEUM
TRANSPORTATION, LLC
PETRO, INC.
MAREX CORPORATION
A.P. WOODSON COMPANY

By:
Name:	Richard F. Ambury
Title:	Chief Financial Officer, Secretary and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title: